   As filed with the Securities and Exchange Commission on December 30, 1994.
                                                           Registration No. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ---------------------

                                 HONEYWELL INC.
             (Exact name of registrant as specified in its charter)
                              ---------------------


         Delaware                                                   41-0415010
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)
                                 Honeywell Plaza
                          Minneapolis, Minnesota  55408
                                 (612) 951-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             Edward D. Grayson, Esq.
                       Vice President and General Counsel
                                 Honeywell Plaza
                          Minneapolis, Minnesota  55408
                                 (612) 951-0660
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             William B. Payne, Esq.
                            Dorsey & Whitney P.L.L.P.
                             Pillsbury Center South
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                              ---------------------


 Approximate date of commencement of proposed sale of securities to the public:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                         CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed maximum    Proposed maximum
  Title of each class of securities          Amount to            offering price      aggregate offering      Amount of
     to be registered                      be registered           per unit (1)         price (1)             registration fee
- ------------------------------------------------------------------------------------------------------------------------------

  Common Stock, $1.50 par value     2,000,000 shares                $29-3/4             $59,500,000             $20,517.24

- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low prices for shares of the registrant's Common Stock on December 27, 1994, as reported on the New York Stock Exchange.

                              ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 1994


PROSPECTUS

                                2,000,000 SHARES


                                 HONEYWELL INC.

                                  COMMON STOCK

                            PAR VALUE $1.50 PER SHARE


                              ---------------------


     This Prospectus relates to an aggregate of 2,000,000 shares (the "Shares") of Common Stock, par value $1.50 per share (the "Common Stock"), of Honeywell Inc. (the "Company") to be sold from time to time by the Company pursuant to an Option described below at a price of $33.00 per share and to be resold from time to time by certain shareholders (the "Selling Shareholders") in transactions on the New York Stock Exchange ("NYSE") through licensed broker-dealers, at then prevailing market prices or otherwise at prices and on terms then obtainable. The expenses of the registration of the Shares, including legal and accounting fees, will be paid by the Company.

     On April 20, 1993, the Company granted an option (the "Option") to purchase up to 2,000,000 shares of Common Stock at a price of $33.00 per share to the Honeywell Foundation, a charitable organization (the "Foundation"). Pursuant to its terms, the Foundation is authorized to transfer all or a portion of the Option, with or without consideration, to one or more unrelated charitable organizations, and each such organization is authorized to exercise the portion of the Option so transferred, in whole but not in part. The Foundation has advised the Company that it intends to so transfer portions of the Option to the Selling Shareholders.

     The Selling Shareholders have advised the Company that they have not made any arrangement with any broker-dealer for the sale of the Shares. The Selling Shareholders and any broker-dealer acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"), in which case any commissions received by a broker-dealer and any profit realized by them on the resale of the Shares as principal may be deemed to be underwriting compensation under the Act. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker-dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the NYSE. On January   , 1995 the closing
price of the Common Stock, as reported by the NYSE, was $               .


                              ---------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS JANUARY     , 1995.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities and the Commission at Room 2400, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

     (a) Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Amendment No. 1 dated May 10, 1994;

     (b) Quarterly Reports on Form 10-Q for the quarters ended April 3, July 3 and October 2, 1994;



     (c)  Current Reports on Form 8-K dated June 14 and August 4, 1994; and

     (d) Description of the Common Stock contained in Form 10 Registration Statement dated May, 1935, and all amendments thereto, and description of Preferred Stock Purchase Rights on Form 8-A Registration Statement dated March 3, 1986, and all amendments thereto.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Requests for such copies should be directed to Director of Investor Relations, Honeywell Inc., Honeywell Plaza, P.O. Box 524, Minneapolis, Minnesota 55440-0524, telephone number (612) 951-2122.

                                 HONEYWELL INC.

     The Company is a worldwide supplier of automation and control products, systems and services for homes and buildings, industrial customers and the space and aviation market. The Company's strategy is to develop and supply advanced-technology products, systems and services that conserve energy and protect the environment, improve productivity and increase comfort and safety. The Company's products and services are classified into three primary industry segments: (i) Home and Building Control, (ii) Industrial and (iii) Space and Aviation.

     The Company was incorporated under the laws of the State of Delaware in 1927. The Company's principal executive offices are located at Honeywell Plaza, Minneapolis, Minnesota 55408 (telephone (612) 951-1000).


                                 USE OF PROCEEDS

     Net proceeds from the sale of the Shares by the Company will be used for general corporate purposes, including working capital, repayment or repurchase of outstanding indebtedness and other securities of the Company, possible
acquisitions and capital expenditures.   The precise amount and timing of the
application of such proceeds will depend upon the funding requirements of the
Company and the availability and cost of other funds.   Pending such
application, such net proceeds may be temporarily invested in short-term interest-bearing securities.


                              SELLING SHAREHOLDERS

     Certain information about the United Way, which the Company expects to be the initial Selling Shareholder, is set forth below:

     Name of         Number of Shares   Number of Shares     Number of Shares
Selling Shareholder  Owned before Sale   to be Sold       to be Owned after Sale
- -------------------  -----------------  ----------------  ----------------------
    United Way           2,000,000         2,000,000                 0


                              PLAN OF DISTRIBUTION

     On April 20, 1993, the Company granted the Option to purchase up to 2,000,000 shares of Common Stock at a price of $33.00 per share to the Foundation. Pursuant to its terms, the Foundation is authorized to transfer all or a portion of the Option, with or without consideration, to one or more unrelated charitable organizations, and each such organization is authorized to exercise the portion of the Option so transferred, in whole but not in part. The Foundation has advised the Company that it intends to so transfer portions of the Option to one or more such charitable organizations, which may become a Selling Shareholder hereunder.

     The Company may sell the Shares from time to time pursuant to the Option, and the Selling Shareholders may offer and sell the Shares from time to time in transactions on the NYSE through licensed broker-dealers at then prevailing market prices or otherwise at prices and on terms then obtainable. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     To the extent required, this Prospectus will be updated to reflect any change in the Selling Shareholders for whose account Shares are to be offered, the number of Shares so offered for such

Selling Shareholders' account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders for whose account such offering is being made.

     The Selling Shareholders have advised the Company that they have not made any arrangement with any broker-dealer for the sale of the Shares. The Selling Shareholders and any broker-dealer acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker-dealer and any profit realized by them on the resale of the Shares as principal may be deemed underwriting compensation under the Act.


                             VALIDITY OF THE SHARES

     The validity of the Shares will be passed upon for the Company by Herbert Henryson II, Esq., Vice President and Associate General Counsel of the Company.


                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph that describes an uncertainty related to a lawsuit to which the Company is a defendant, discussed in note 19 to the consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

- ---------------------------------------  ---------------------------------------
- ---------------------------------------  ---------------------------------------
     No person has been authorized to
give any information or to make any
representations not contained or
incorporated by reference in this
Prospectus in connection with the offer
described in this Prospectus and, if
given or made, such information and
representations must not be relied upon
as having been authorized by the Company
or the Selling Shareholders. Neither the
delivery of this Prospectus nor any sale                  2,000,000 Shares
made under this Prospectus shall under
any circumstances create any implication
that there has been no change in the
affairs of the Company since the date                      HONEYWELL INC.
hereof or since the date of any
documents incorporated herein by
reference. This Prospectus does not
constitute an offer to sell, or a                          Common Stock
solicitation of an offer to buy, any
securities other than the securities to
which it relates or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation.


        _____________________



         TABLE OF CONTENTS


                                    Page

Available Information ..............  2
Incorporation of Certain Documents
   by Reference ....................  2
Honeywell Inc. .....................  3
Use of Proceeds ....................  3
Selling Shareholders ...............  3
Plan of Distribution ...............  3
Validity of the Shares .............  4
Experts ............................  4


- ---------------------------------------  --------------------------------------
- ---------------------------------------  --------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            SEC registration fee ........................  $   20,517
            Accountants' fees and expenses ..............       5,000
            Attorneys' fees and expenses ................       5,000
            Miscellaneous ...............................       1,483
                                                           -----------
                   Total ................................  $   32,000
                                                           -----------
                                                           -----------
_____________
* All fees and expenses other than the SEC registration fee are estimated and will be paid by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

     Article Seventh (h) of the Company's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability provided by applicable law (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction for which the director derived an improper personal benefit.

     Section 17 of the Company's Bylaws and the Company's Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities.


ITEM 16.  EXHIBITS

         Number    Description
         ------    -----------

            5      Opinion and consent of Herbert Henryson II, Esq.
           23.1    Consent of Deloitte & Touche LLP
           23.2    Consent of Herbert Henryson II, Esq. (included in Exhibit 5)
           24.1    Powers of attorney
           99      Stock Option Pledge Agreement between Honeywell Inc. and
                      the Honeywell Foundation dated April 20, 1993

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     PROVIDED, HOWEVER, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 30, 1994.

                                         HONEYWELL INC.


                                         By:/s/Sigurd Ueland, Jr.
                                            ------------------------------------
                                           Sigurd Ueland, Jr.
                                           Vice President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 30, 1994.

     SIGNATURE                                   TITLE
     ---------                                   -----

     M.R. BONSIGNORE            Chairman of the Board, Chief Executive Officer
                                   and Director (principal executive officer)

     W.M. HJERPE                Senior Vice President and Chief Financial
                                   Officer (principal financial officer)

     P.M. PALAZZARI             Vice President and Controller
                                   (principal accounting officer)

     A.J. BACIOCCO, JR.         Director
     E.E. BAILEY                Director
     E.H. CLARK, JR.            Director
     W.H. DONALDSON             Director
     R.D. FULLERTON             Director
     G. GREENWALD               Director
     J.J. HOWARD III            Director
     B.E. KARATZ                Director
     D.L. MOORE                 Director
     A.B. RAND                  Director
     S.G. ROTHMEIER             Director
     M.W. WRIGHT                Director


                                         By:/s/Sigurd Ueland, Jr.
                                         ---------------------------------------
                                           SIGURD UELAND, JR., ATTORNEY-IN-FACT

                                  EXHIBIT INDEX


     Number     Description
     ------     -----------

       5        Opinion and consent of Herbert Henryson II, Esq.
      23.1      Consent of Deloitte & Touche LLP
      23.2      Consent of Herbert Henryson II, Esq.(included in Exhibit 5)
      24.1      Powers of attorney
      99        Stock Option Pledge Agreement between Honeywell Inc. and
                   the Honeywell Foundation dated April 20, 1993